EXHIBIT 11(a)

                          Independent Auditors' Consent


         We consent to the incorporation by reference in this Post-Effective Amendement No. 23 to the Registration Statement (1933 Act File No. 2-78047) of The Wright Managed Equity Trust of our report on the financial statements of The Wright Major Blue Chip Equities Fund dated January 30, 1998 which is incorporated by reference in the Statement of Additional Information which is part of such Registration Statement.

         We also consent to the reference to our firm under the caption "Financial Highlights" in the Prospectus and under the caption "Financial Statements" in the Statement of Additional Information of the Registration Statement.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP


Boston, Massachusetts
April 28, 1998